Exhibit 23.1

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-214779) and Form S-3 (File Nos. 333-217473 and 333-239757) of TD Holdings,Inc. (the “Company”) of our report dated March 10, 2023, relating to the consolidated balance sheet of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income(loss), changes in shareholders’ equity, and cash flows for the year ended December 31, 2022 and 2021,and the related notes, included in its Annual Report on Form 10-K.

/s/ Audit Alliance LLP

Singapore
March 10, 2023